VENTURE AGREEMENT

This Agreement, dated and effective as of May 22, 2015 by and between The MaryJane Group, Inc. a Nevada corporation ("MaryJane") with offices located at 910 16th Street, Suite 412, Denver, Colorado 80202, and Wilderness Trails Ranch, LLC.., a Colorado limited liability company ("WTR") located at 23456 CR 501, Bayfield CO 81122 at Vallecito Lake Colorado. (MaryJane and WTR being hereinafter sometimes collectively called "Partners" and individually called a "Partner"),

WITNESSETH

WHEREAS, the Partners wish to engage together in the operation of an adult camp/ranch concept from July 1, 2015 through no later than October 15, 2015 to be located at the ranch entitled Wilderness Trails Ranch, located in Bayfield, Colorado and, to further that objective, to form a partnership and adopt this Agreement as the articles of partnership of such partnership;

WHEREAS, WTR has been the operating entity of the guest ranch known as Wilderness Trails Ranch for many years and has the uniquely experienced management led by Vanessa Roberts and her husband Lance Roberts as well as the experienced and well qualified returning staff to conduct the day-to-day operations. Mary Jane has the marketing experience and a strong clientele to draw from to generate the bookings for a successful operation. The parties desire to combine their unique strengths to conduct a new model for a Colorado experience which will focus on mature and retiring adults.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and benefits herein set forth and contemplated, the Partners agree as follows:

ARTICLE I

ORGANIZATION OF THE PARTNERSHIP

(a) Establishment.

 (i) The Partners hereby form and establish a general partnership (the "Partnership") under the Colorado Limited Partnership Act for the limited purposes and scope set forth herein, and hereby adopt this Agreement as the Articles of Partnership of the Partnership.

(ii) Except to the extent otherwise provided herein, the rights and liabilities of the Partners and the conduct and termination of the Partnership shall be governed by the Colorado Limited Partnership Act.

(iii) The Partners will promptly execute all certificates and other documents, and make all such filings and recordings and perform such other acts as may now or hereafter be necessary or desirable, to comply with the requirements of Colorado law for the organization and formation of the Partnership and the carrying on of its business.

(iv) Each Partner shall be a general partner.

(v) All real and other property including permits and licenses owned by or granted to or held by the Partnership shall be deemed to be owned by or granted to or held by the Partnership as an entity, and no Partner, individually, shall have any ownership of or right to use any such property.; provided however, that nothing herein shall prevent either partner which currently holds a license or permit as a separate asset to employ the use of such permit or license in the Partnership operations without having to transfer that permit or license to the Partnership.

(b) Effective Date and Term. The Partnership shall commence on the date hereof (hereinafter called the "Effective Date") and shall continue in effect until terminated as provided in Article X hereof.

(c) Principal Office. The principal office and place of business of the Partnership shall be 910 16th Street, Suite 412, Denver, Colorado 80202 or such other location as the Partners may designate.

(d) Purpose and Scope. The sole purpose of the Partnership shall be to engage in the business of operating an adult camp/ranch concept from July 1, 2015 through no later than October 15, 2015 to be located at the ranch entitled Wilderness Trails Ranch, located in Vallecito, Colorado; and performing all other activities, as are necessary or incidental to conducting such business.

Activities and schedule will be added as addendum

The Partnership shall have the power to do any act and thing and to enter into any contract incidental to, or necessary, proper or advisable for, the accomplishment or attainment of the purpose of the Partnership specified in this Agreement.

(f) Partners' Authority.

Except as otherwise provided in this Agreement, no Partner acting alone shall have any authority to act for, or to assume any obligations or responsibilities on behalf of, the other Partner or the Partnership. Each Partner will indemnify the Partnership and the other Partner against any claim, loss or damage to the Partnership or such other Partner which may result from the Partner's breach of this Section (f).

ARTICLE II

OTHER AND/OR COMPETING BUSINESSES

Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to restrict in any way the freedom of either Partner or of any Affiliate of either Partner to conduct, independently of the Partnership, and whether or not in competition with the Partnership, any business or activity whatever (other than the business contemplated to be performed by the Partnership under and in accordance with this Agreement) without any accountability to the Partnership or to the other Partner. For purposes of this Agreement "Affiliate" means, as to any entity, a corporation, company, trust, firm or other entity which directly or indirectly controls, or is controlled by, or is under common control with, such entity.

ARTICLE III

CONTRIBUTIONS TO THE PARTNERSHIP

(a) Initial Contributions.

(i) MaryJane shall provide the initial capital estimated to be approximately $30,000 to open the camp/ranch, develop the website to be utilized to accept reservations for the camp, develop and institute an advertising/marketing campaign to market the business of the camp/ranch. Credit card billing for said reservations will be provided and maintained by MaryJane. MaryJane will also be responsible for soliciting sales affiliates if necessary.

(ii) WTR shall provide rights to use the ranch entitled Wilderness Trails Ranch (“Ranch”) for the purposes of operating the camp/ranch and shall provide continuous access to the ranch. WTR shall employ (to be paid for by MaryJane) the initial staff necessary to open the Ranch for business. WTR shall also provide all equipment it currently owned by it and necessary for the operation of the Ranch. Mary Jane will timely provide any and all necessary funds for all operating expenses, including without limitation all insurance coverage required subject to the right to recoup such expenses as provided in this agreement.

(b) Additional Contributions.

(i) Either Partner may contribute to the capital of the Partnership such additional cash as it may deem appropriate in connection with the business of the Partnership and, with the consent of the other Partner, such additional other assets as it may deem advisable. Contributions under this Section 3(b)(i) shall be so designated by the contributing Partner and shall not be applied to satisfy such Partner's obligations to make any other contributions required by this Agreement. Any income, profits or earnings from such contributions and any taxes and other costs attributable thereto shall be for the account of the Partner making such contributions.

(ii) No interest shall be paid by the Partnership on any capital contributed to the Partnership.

ARTICLE IV

PARTNERSHIP INTERESTS

(a) The Partners' Percentage Partnership Interests.

Each Partner's Interest in the Partnership (its "Partnership Interest") shall be 50% to MaryJane and 50% to WTR, subject to adjustment as provided in Article VIII.

(b) Allocations to Be According to Partnership Interests. Each Partner shall be entitled to each item of the Partnership's income, profit, gain, loss, cost, deduction, credit or allowance in proportion to its Partnership Interest. Notwithstanding the foregoing MaryJane shall be entitled to recoup its initial contributions out of first profits generated by Cannacamp. In the event there are insufficient funds to reimburse MaryJane's cash contributions, there shall be no recourse against WTR LLC as Partner nor any members of WTR LLC; provided however said unreimbursed contributions to operations may augment the capital contribution of MaryJane such that MaryJane could recover such expenses upon dissolution if there is sufficient value in the Partnership.

ARTICLE V

MANAGEMENT OF THE PARTNERSHIP

(a) Operating Management.

The general conduct of the business of the Partnership shall be the responsibility of MaryJane. The general and daily operations of the ranch/camp shall be the responsibility of WTR.

(b) Rights and Approvals. All website design elements shall be subject to the approval of WTR before being made available to the public..

(c) Employees. WTR shall be responsible for providing necessary personnel to operate and maintain the property of the PARTNERSHIP. During the pre-opening period Mary- Jane shall be responsible for the payment of all salaries of personnel necessary to open Cannacamp. Such payments shall be part of the initial contribution described above.

(d) Certain Matters Requiring Unanimous Consent.

Notwithstanding any other provision herein, the specific consent of each Partner shall be required in connection with the following matters:

(i) Any action or inaction which might cause the breach or termination of any material agreement to which the Partnership or any Partner is a party, or termination of any rights or benefits to which the Partnership or any Partner is entitled.

(ii) Any sale or transfer of any property or asset of the Partnership, other than obsolete or worn-out assets and property or assets reasonably estimated to be worth less than $100 except in the ordinary course of business.

(iii) The liquidation or dissolution of the Partnership.

(iv) Any transfer, assignment, charge, mortgage, lien or other encumbrance of, on or in respect of a Partner's Partnership Interest.

(v) Amendment of this Agreement.

(vi) Merger or consolidation of the Partnership into or with any other entity.

(vii) Any significant reduction or discontinuance of operations of the Partnership.

ARTICLE VI

ACCOUNTING MATTERS

(a) Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

(b) Books, Records and Accounts.

(i) The books and records of the Partnership shall be maintained on an accrual basis so as to reflect accurately, among other things:

(A) contributions by each Partner,

(B) the capital account of each Partner,

(C) distributions to each Partner,

(D) assets and liabilities,

(E) receivables from and payables to each Partner,

(F) income of the Partnership, and

(G) adequate records to permit the filing of Partners' and Partnership tax returns showing gross receipts, cost of goods sold, gross income, other income, deductions, losses, allowances, credits and net profits or losses.

(c) Expenses. In addition to general operating expenses of Cannacamp, the carrying costs of WTR (ie. Mortgage payments, loan payments directly related to the Ranch and real estate taxes) shall be included in the cost of operations of Cannacamp.

The PARTNERS shall review the foregoing from time to time and may revise them if it so determines.

ARTICLE VII

DISTRIBUTIONS

a)	Payment Amounts. Being that MaryJane shall own and operate the merchant account prescribed to Cannacamp; MaryJane shall pay WTR 50% of the net profits generated by Cannacamp.

b)	Payment Distributions. MaryJane shall send payment as described in Article VII, Section A on the tenth day of each month for the monies received for the month prior to the date of the payment.

c)	If For Dissolution. Except as otherwise specifically provided in this Agreement, all distributions and withdrawals of any Partnership assets, including those on termination and dissolution of the Partnership, shall be shared equally by the Partners; provided that if either Partner shall have made a contribution pursuant to Section 3(b)(i) hereof, the property contributed shall be distributed by the Partnership to the contributing Partner upon its request by written notice to the Partnership.

ARTICLE VIII

FAILURE TO PAY

(a) Failure of a Partner to Pay. Except as provided in Article IV (b) above, If a Partner fails in its obligation to pay or contribute promptly any amount required hereunder to the Partnership, such obligation shall constitute indebtedness due from such Partner to the Partnership and shall bear interest at the monthly rate of 3%. In addition to the right of the Partnership to recover such indebtedness and interest:

(i) the other Partner may, but shall not be required to, make such payment contribution (together with interest thereon) to the Partnership on behalf of such defaulting Partner, which if made shall constitute indebtedness due from such defaulting Partner to such other Partner and shall bear interest at the monthly rate of 3%, and

(ii) such other Partner may at any time recover from the defaulting Partner the amount of such debt and interest and may recover any other damages suffered as a result of such failure to make such a payment or contribution. If such other Partner elects to apply the provision of section (b) of this Article VIII with respect to such failure, the provisions of this section (a) shall no longer be applicable with respect to such obligation.

(b) Certain Consequences and Remedies. If the amount referred to in section (a) of this Article VIII that a Partner shall have failed to pay or contribute shall at any time exceed $100 in the aggregate, and such failure (hereinafter in this Section (b) called a "default") continues for a period of 120 days after notice thereof to the Defaulting Partner from the other Partner (hereinafter in this Section (b) called the "Non-Defaulting Partner"), which notice shall state that the Non-Defaulting Partner elects to have the provisions of this Section (b) apply, then:

(i) The Partnership Interest of the Defaulting Partner shall thereupon automatically be reduced to a percentage equal to 100 multiplied by N divided by D where N equals the Valuation (as defined below in this Section (b)(ii) of the Defaulting Partner and D equals N plus the Valuation of the Non-Defaulting Partner, and the Partnership Interest of the Non-Defaulting Partner shall thereupon automatically be increased to the difference between the new Partnership Interest of the Defaulting Partner and 100%, and

(ii) The Non-Defaulting Partner may at its option by giving notice to the Defaulting Partner declare the Partnership dissolved, and upon such declaration the Partnership shall be dissolved and the provisions of Article X shall apply.

For purposes of this Section (b) of Article VIII the term "Valuation" of either Partner means at any date $100 plus the aggregate amount of capital contributions made by such Partner pursuant to Article Ill and used to pay costs incurred by the Partnership for capital additions and improvements, reduced by amortization at the rate of 3% per annum:

(x) from the date of this Agreement in the case of said $100, and

(y) in the case of such capital contributions, from the date such contributions were required to be made to the Partnership.

ARTICLE IX

RESTRICTIONS ON TRANSFER OF PARTNERSHIP INTERESTS

(a) Permitted Transfers. Neither Partner may transfer, sell, alienate, assign or otherwise dispose of all or any part of its interest in the Partnership, whether voluntarily, involuntarily or by operation of law, or at a judicial sale or otherwise; provided that nothing herein contained shall be construed to prohibit either

(i) the transfer of MaryJane's entire interest in the Partnership to any corporation 100% of the capital stock of each class of which is owned directly or indirectly by MaryJane, or

(ii) the transfer of WTR's entire interest in the Partnership to any corporation 100% of the capital stock of each class of which is owned directly or indirectly by WTR,

provided, however, that such transferee shall, immediately upon such transfer, become a Partner and expressly assume in writing the due and punctual performance of all the obligations of the transferring Partner under this Agreement and consent and undertake in writing to assume and perform all the obligations hereunder not theretofore performed and discharged by such Partner and to execute this Agreement and to be bound by all the terms and provisions hereof; provided further, however, that no such transfer shall be permitted without the express written consent of the non-transferring Partner if such transfer would, in the reasonable opinion of the non-transferring Partner, result in adverse tax consequences to the non-transferring Partner.

(b) Condition of Permitted Transfer. Whenever pursuant to this Article IX any transferee is entitled to become a Partner, the other Partner shall execute an appropriate instrument admitting such transferee as a Partner.

(c) Release under Certain Circumstances.

No transfer or other occurrence referred to above in this Article IX shall release the transferring party of any obligations under this Agreement (and such transferring party shall remain jointly and severally liable hereunder with such transferee corporation) unless the other Partner shall consent thereto, which consent may not be unreasonably withheld.

ARTICLE X

TERM; DISSOLUTION; TERMINATION

(a) Term. The Partnership shall continue until terminated in accordance with the provisions of this Article X. No Partner shall have the right to and each Partner agrees not to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of the Partnership, except as provided in this Agreement.

(b) Events of Dissolution.

(i) The Partnership shall dissolve:

(A) upon the unanimous written agreement of the Partners to dissolve the Partnership,

(B) as of December 31, 2015 unless the Partners unanimously agree to extend the Partnership by a written addendum to this agreement.

(C) upon the dissolution of a Partner,

(D) upon the occurrence of the events described in Article VIII and the giving of the notice provided for in Section (b) thereof, or

(E) upon the occurrence of any of the following: a Partner becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or a Partner applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for such Partner or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for a Partner or for a substantial part of its property and is not discharged within thirty days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of a Partner and if such case or proceeding is not commenced by such Partner, it is consented to or acquiesced in by such Partner or remains for thirty days undismissed.

(ii) Upon the dissolution of the Partnership pursuant to either of Subsections (i)(A) or (i)(B) of this Article X, the Partnership and its business shall promptly be wound up and terminated. Upon the dissolution of the Partnership caused by any other event set forth in Section (b) of this Article X:

(A) the Partner as to whom the event described in such sections has occurred (the "Withdrawing Partner") shall immediately cease to be a Partner, and

(B) the business of the Partnership shall not be wound up and terminated unless the remaining Partner shall so elect.

(iii) Subject to the provisions of Section (c) of this Article X, in the event of the occurrence of an event set forth in Section (i)(C), (i)(D) or (i)(E) of this Article X:

(A) the remaining Partner may send such notices of the dissolution to such persons and entities as the remaining Partner may deem appropriate and necessary under the circumstances,

(B) the remaining Partner shall continue or promptly settle the business of the Partnership and account for the interest of the Partners selected by the remaining Partner or a public sale of all or any part of the assets of the Partnership,

(C) the goodwill of the Partnership (including the name, records and files) shall belong to and remain solely vested in the remaining Partner; and the remaining Partner shall have the right at all times to continue the business and affairs of the Partnership,

(D) the prior written consent of the remaining Partner shall be required prior to either (1) any disposition of the partnership interest of the Withdrawing Partner, or (2) any act by any judge, trustee or court of bankruptcy which may adversely affect the property or the business of the Partnership, and

(E) without limiting any other right or remedy of the remaining Partner (hereinafter in this Subsection (E) called the "Purchasing Partner"), the remaining Partner shall have the right and option to acquire the Partnership Interest of the Withdrawing Partner, which option shall be exercised (if at all) by giving notice to the Withdrawing Partner setting forth the intention of the remaining Partner to acquire such Partnership Interest, the purchase price that the Purchasing Partner is willing to pay for such Partnership Interest and the date (which shall not be earlier than ^ nor later than ^ days from the date such notice is given) upon which such Partnership Interest shall be transferred by the Withdrawing Partner to the Purchasing Partner. The Withdrawing Partner shall be bound by the provision of such notice relating to such purchase price and such date, unless within 60 days after the date of such notice the Withdrawing Partner gives the Purchasing Partner notice that such purchase price is unacceptable. If the Withdrawing Partner gives such notice as to unacceptability, the purchase price shall be the fair market value of such Partnership Interest (after taking into consideration any reduction in the Selling Partner's Partnership Interest or the value thereof as a result of the operation of or the events described in Article VIII) determined by arbitration pursuant to Article XI.

(c) Continuing Conduct of the Partnership. During the pendency of any arbitration or request for arbitration or of the enforcement of any claim against a Partner for a breach of or for default under the terms of this Agreement, the business and affairs of the Partnership shall be conducted so as to maintain and preserve the value of the Partnership as a going concern. During any period of winding up, the business and affairs of the Partnership shall be conducted so as to maintain and preserve the assets of the Partnership in a manner consistent with the winding up of the affairs thereof. Each Partner will indemnity the Partnership and the other Partner against any claim, loss or damage to the Partnership or such other Partner which may result from the Partner's breach of this Section 10(c).

(d) Liquidation and Distribution Procedure. In the event of any liquidation and distribution as a result of the termination of the Partnership, the assets of the Partnership shall be distributed in accordance with the provisions of the Colorado Limited Partnership Act except as otherwise provided herein.

(e) Survival of Claims. Notwithstanding anything to the contrary contained in this Agreement, any claim of any Partner against another Partner hereunder and any claim asserted by any Partner on behalf of the Partnership against another Partner hereunder shall survive any dissolution or termination of the Partnership.

ARTICLE XI

ARBITRATION

Either Partner may cause to be submitted to arbitration all disputes, controversies or questions of interpretation arising out of this Agreement or any breach or default hereunder by giving to the other Partner notice to that effect. The arbitration shall be held in Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect at the time of such arbitration except as follows. The Partner desiring arbitration shall include in its notice to the other Partner the name of the arbitrator chosen by it. Within twenty days after receipt of such notice the Partner receiving notice shall, by written notice to the Partner desiring arbitration, name the arbitrator chosen by it and within twenty days after the appointment of the second arbitrator an additional arbitrator shall be selected by the two arbitrators theretofore appointed; provided, however, if one of the Partners shall have failed to appoint an arbitrator as hereinabove provided, the sole arbitrator appointed by the other Partner shall arbitrate the matter alone. If the two arbitrators shall have failed to select an additional arbitrator within the above stated time, the two selected arbitrators shall proceed to arbitration. No arbitrator shall be an employee or former employee of the Partnership, either Partner, or an Affiliate of either Partner. After their selection, the arbitrators (or sole arbitrator as the case may be) shall proceed promptly with the arbitration proceedings and shall come to a decision and shall deliver a written report thereof to both Partners no later than ninety days after the selection of the last of their number (or in the case of a sole arbitrator, 110 days after his selection). Each Partner shall pay the cost and expenses of the arbitrator appointed by it and shall share equally the other costs and expenses of the arbitration, including the costs and expenses of the additional arbitrator. If only one arbitrator is involved the parties shall equally share the fees and expenses of such arbitrator.The right of either Partner to seek or obtain any remedy pursuant to this Article XI shall be in addition to the remedies provided for in Article X hereof and shall survive the dissolution of the Partnership or the sale and purchase of a Partner's Interest in the Partnership pursuant to Article X hereof.

ARTICLE XII

GENERAL

(a) Notices. All notices, demands or requests required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered personally or when deposited in the United States Mail, postage prepaid, by registered or certified mail, with return receipt requested, addressed as follows:

If to MaryJane, to:

Joel Schneider

910 16th Street, Suite 412

Denver, Colorado 80202

or at such other address as MaryJane may have furnished WTR by notice;

If to WTR, to:

Vanessa Roberts

PO Box 1550

Durango, CO 81302

or at such other address as WTR may have furnished MaryJane by notice.

(b) Amendment. This Agreement may not be amended except by a written instrument executed by both Partners.

(c) Applicable Law. This Agreement and the performance of the Partners hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Colorado and no presumption shall be deemed to exist in favor of or against either Partner as a result of the preparation and/or negotiation of hereof.

(d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and there are not other understandings, representations or warranties, oral or written, relating to the subject matter of this Agreement, which shall be deemed to exist or to bind any of the parties hereto, their respective successors or assigns except as referred to herein.

(e) Further Assurances. Each Partner shall execute such deeds, assignments, endorsements and other instruments and evidences of transfer, give such further assurances and perform such acts as are or may become necessary or appropriate to effectuate and to carry out the provisions of this Agreement. All such deeds, assignments, endorsements and other instruments and evidences of transfer and all other acts of any kind which are to be as of the date of this Agreement shall be delivered or taken as soon as possible following the date of this Agreement.

(f) Third Parties. No person not a party to this Agreement (including any employee of either Partner or its Parent or the Partnership) shall have or acquire any rights by reason of this Agreement nor shall any party hereto have any obligations or liabilities to such other person by reason of this Agreement.

(g) Admission of Additional Partners. Except as provided in Article IX hereof, no additional Partners may be admitted to the Partnership except upon the unanimous consent of the Partners and upon such terms and conditions as the Partners may agree upon.

(h) Severability. If any provisions of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of the Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(i) Binding Agreement. Subject to the restrictions on transfers and other dispositions set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Partners and their respective successors and assigns.

(j) Headings. The headings of Sections in this Agreement are for convenience only and are not a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in the State of Colorado by their duly authorized officers, effective as of the date and year first above written.

The MaryJane Group, Inc.

            By: /s/ Joel C. Schneider________________

            Joel C. Schneider, CEO

Wilderness Trails Ranch, LLC.

            By: /s/ Vanessa Roberts________________

            Vanessa Roberts, CEO